FLAMEL TECHNOLOGIES Parc Club du Moulin à Vent 33, avenue du Docteur Georges Lévy Venissieux (Rhône) FRANCE
Neuilly/Seine,	On March 11, 2014
Re.: FLAMEL TECHNOLOGIES - Form 6 k

Ladies and Gentlemen:

1.       We have acted as special French counsel to Flamel Technologies, a company organized under the laws of France and listed on the US NASDAQ Stock Market (the "Company") in connection with the public offering of up to 12,400,000 American Depositary Shares (“ADSs”) representing ordinary shares (the “Shares”) of the Company. The ADSs will be issued pursuant to the Company’s effective shelf registration statement on Form F-3 (No. 333-193898), as amended, which was originally filed with the Securities and Exchange Commission on February 12, 2014 and declared effective by the SEC on February 28, 2014, and a prospectus supplement filed with the SEC on March 7, 2014 and accompanying base prospectus dated February 28, 2014. The closing of the offering is expected to take place on March 12, 2014, subject to the satisfaction of customary closing conditions.

2.       For the purposes of this opinion, we have examined originals or copies of the following documents relating to the Offering:

(a)	a certified copy of the Statuts of the Issuer dated December 12, 2013 (the “Statuts”);

(b)	an Extrait K-bis of the Issuer, dated February 11, 2014, issued by the Registre du Commerce et des Sociétés of Lyon (the “Extrait Kbis”);

(c)	a certified copy of an extract of the minutes of the Board Meeting held on December 12, 2013;

(d)	a Certificat de procédure collective, dated February 11, 2014, issued by the Registre du Commerce et des Sociétés of Lyon (the “Non-bankruptcy Certificate”);

(e)	a certified copy of the minutes of the Board Meeting held on January 14, 2014 (the “January 14 Board Resolutions”);

(f)	a certified copy of the Report by the Board of Directors to the Shareholders Meeting of the Issuer held on February 11, 2014 (the “EGM”), (the “Board Report”);

(g)	the report issued on January 24, 2014 by PricewaterhouseCoopers Audit SA, as statutory auditors of the Company, regarding the cancellation of the shareholders’ subscription rights provided for in the EGM (second and third resolutions), in compliance with article L. 225-135 et seq. of the French Code of Commerce;

(h)	the report issued on January 24, 2014 by PricewaterhouseCoopers Audit SA, as statutory auditors of the Company, regarding the cancellation of the shareholders’ subscription rights provided for in the EGM (fifth and sixth resolutions), in compliance with article L. 225-135 et seq. of the French Code of Commerce;

(i)	the report issued on January 24, 2014 by PricewaterhouseCoopers Audit SA, as statutory auditors of the Company, regarding the cancellation of the shareholders’ subscription rights provided for in the EGM (seventh and eighth resolutions), in compliance with article L. 225-135 et seq. of the French Code of Commerce;

(j)	a certified copy of the EGM Minutes;

(k)	the Registration Statement on Form F-3 (File No. 333-193896), as filed by the Company with the Securities and Exchange Commission on February 12, 2014 and amended on February 26, 2014 and the Notice of Effectiveness of the Commission posted on its website declaring such Registration Statement effective on February 28, 2014 (“Registration Statement.”);

(l)	a certified copy of the minutes of the Board Meeting held on March 6, 2014 (the “March 6 Board Resolutions”);

(m)	the underwriting agreement, dated March 7, 2014 (the “Underwriting Agreement”), among JMP Securities LLC and the several underwriters named in Schedule 1 thereto (the “Underwriters”), and the Company.

For the purposes of this letter the documents referred to in clauses (c), (d), (f), (g), (k) and (l) are collectively referred to herein as the "Report and Minutes".

We have also reviewed such matters of laws and examined the original and copies (certified or otherwise) of such other documents, records, agreements and certificates as we have considered relevant. We have relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents.

3.       Except for the documents identified in paragraph 2 above, we have not (i) examined any contracts or other documents entered into by or affecting the Issuer or any corporate records of the Issuer and (ii) we have not made any other enquiries or searches concerning the Issuer.

4.       In giving this opinion we have assumed:

(a)	the genuineness of all signatures on and the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that the current share capital of the Company is fully paid up;

(c)	that, since their respective dates, as mentioned under paragraph 2 above, none of the documents referred to under paragraph 2 have been in any way altered and there is not in force any decision, agreement or undertaking, whether oral or in writing, that has changed or affected or could change or affect their respective contents;

(d)	that there are no provisions of the laws of any jurisdiction outside France which would be contravened by the execution of, or the performance of the obligations under, the Report and Minutes and the Underwriting Agreement and that, insofar as any obligation under, or action to be taken under, the Report and Minutes and the Underwriting Agreement is required to be performed or taken in any jurisdiction outside France, the performance of such obligation or taking of such action will not be illegal by virtue of the laws of that jurisdiction;

(e)	that no registrations or filings, authorizations, consents, approvals, licenses or validations are required from any governmental or regulatory authority in any jurisdiction (other than France) in connection with the issue, offering, placement or sale of the Shares or that, to the extent that any such registrations or filings, authorizations, consents, approvals, license or validations are required in any jurisdiction (other than France), the same shall have been or will be duly and timely obtained;

(f)	that the placement of the Shares will be limited to investors based in the US or, where investors outside the US are approached, it has been and will be in full compliance with the provisions of the Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and the European domestic laws adopted for its application (including in France);

(g)	that all representations and warranties contained in any of the documents examined by us (other than those in respect of which we express a specific opinion below) were true and correct as at the date given and are true and correct as at the date hereof and the date when repeated (if so repeated) and no fact was omitted therefrom which would have made any of such representations or warranties incorrect or misleading;

(n)	that the shareholders and board meetings of the Issuer referred to in paragraph 2 were duly convened and held, that all formalities required to be fulfilled prior to the convening of such meetings have been fulfilled, that the resolutions adopted at such meetings were duly adopted and that the minutes of such meetings accurately reflect the business carried out, and decisions made, at such meetings;

(o)	that the English translation of the Reports and Minutes is fully consistent with the French version of the Reports and Minutes, or that, to the extent that there exists any such discrepancy, the same shall not render the opinion expressed in paragraph 6 incorrect or misleading;

(p)	that the calculation of the share issue price range in accordance with the EGM Minutes, as reflected in the March 6 Board Resolutions, is accurate;

(q)	that the purchase and sale of the ADSs in accordance with the Underwriting Agreement will comply with the resolutions adopted at the Extraordinary General Meeting of the Company held on February 11, 2014, including, but not limited to, the third resolution relating to the category of persons for which the capital increase is reserved.

We have not independently established the validity of the foregoing assumptions.

5.       For the purposes of this opinion, we do not purport to be experts on, or generally familiar with, any laws other than the laws of France. Accordingly, we express no opinion herein with regard to any system of law other than the laws of France as currently applied by the French courts. In particular, we express no opinion on European Community law or U.S law as they respectively affect any jurisdiction other than France. To the extent that the laws of other jurisdictions may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws. This opinion is to be construed in accordance with French law as at the date of this opinion.

6.       Based upon the foregoing and subject to any matters not disclosed to us, and subject to the qualifications set out below, we are of the opinion, under French law and regulations as in effect at the date hereof, that:

(a)	The Company is validly existing as a société anonyme incorporated in the French Republic and registered with the Registry of Commerce and Companies under number 379 001 530 RCS LYON (France) and has corporate power and authority under French corporate law necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	Based exclusively upon our examination of the Statuts and company searches of the Issuer referred to in paragraph 2 hereof, we confirm that no steps taken pursuant to any procedure de sauvegarde, redressement judiciaire or liquidation judiciaire proceedings to appoint an administrateur judiciaire (bankruptcy administrator) or liquidator over the Issuer were recorded in the Company Trade Registry as at the date of the Non-bankruptcy Certificate.

(c)	The Ordinary Shares underlying the ADSs to be issued and sold by the Company under the Underwriting Agreement have been duly authorized, and when subscribed by and paid for by JMP Securities LLC acting as representative of the Underwriters in accordance with the terms of the March 6 Board Resolutions, and upon issuance of the relevant certificate of the depositary (certificat du dépositaire), will be validly issued, fully paid and non-assessable.

7.       This opinion is subject to the following qualifications, which should each be read without limiting the generality of each other qualification:

(a)	Our opinion in paragraph 6(a) is based solely on a review of the Issuer's Statuts dated December 12, 2013 and the Extrait K-bis of the Issuer dated December 9, 2013.

(b)	The statement in paragraph 6(c) is subject to (x) 100% of the Shares issued by the March 6 Board Resolutions being subscribed by the Underwriters by way of execution of a bulletin de souscription or (y) the capital increase being reduced in compliance with the EGM Minutes and the March 6 Board Resolutions.

(c)	The Reports and Minutes were drafted in both the English and the French languages. Our opinion in paragraph 6 is based only on the French version of the Reports and Minutes.

8.       In this opinion, French legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by French law and will be brought before a court in France.

9.       We express no opinion as to any agreement, instrument or other document other than as specified in this letter. This letter only applies to those facts and circumstances which exist at the date hereof and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may thereafter come to our attention, any changes in laws which may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date of this letter which would alter the opinions rendered herein.

10.       This opinion is addressed to you solely for your benefit in connection with the transactions referred to herein. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. Notwithstanding the above, we hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K and its incorporation by reference into the Registration Statement and to the use of and references to our name under the captions “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully,

/s/ Anne Fréchette-Kerbrat
Anne Fréchette-Kerbrat Avocat à la Cour